Exhibit 10.53.2

December 28, 2012

Reverse Mortgage Solutions, Inc.

2727 Spring Creek Drive

Spring, Texas 77373

Attn: H. Marc Helm

Re:	Mortgage Warehouse Agreement (as modified or amended prior to the date of this letter, the “Warehouse Agreement”) dated May 21, 2012, executed by Reverse Mortgage Solutions, Inc., a Delaware corporation (the foregoing are each individually and collectively referred to herein as “Seller”) and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION (“Bank”)

Dear Mr. Helm:

This letter relates to the above-referenced Warehouse Agreement. All capitalized terms used but not defined in this letter shall have the meanings set forth in the Warehouse Agreement.

The purpose of this letter is to confirm that Seller has requested Overline Funding under the Warehouse Agreement subject to the terms and conditions set forth in this letter. Bank may, in its sole and absolute discretion, elect to make Advances to purchase Participation Interests in response to one or more Requests representing Overline Funding, subject to the following terms and conditions: (a) any Overline Funding (whether one Request or multiple Requests) (i) shall not exceed in the aggregate $25,000,000.00 (“Maximum Overline Amount”) and (ii) in the aggregate, when added to the Aggregate Participation Balance, shall not exceed the sum of the Maximum Overline Amount plus the Maximum Participation Balance; (b) the Overline Funding set forth in this letter shall no longer be available to Seller (and Bank shall no longer process Requests which represent Overline Funding) on or after 5:00 P.M. (Central Time) on May 21, 2013; and (c) as a condition precedent to any and all Overline Funding, Seller shall maintain a Minimum Pledged Balance of not less than $1,500,000.00 shall be deemed increased accordingly during such time as Overline Funding is available to Seller pursuant to this letter. All Participation Interests purchased by Bank through Overline Funding shall be governed, secured, and guaranteed by the Warehouse Agreement other Warehouse Documents. This letter supplements and further defines, but does not amend or modify, the terms of the Warehouse Agreement, and the Warehouse Agreement is and remains in full force and effect in accordance with its terms.

If the foregoing correctly reflects your agreement as to the matters contained in this letter, please indicate such agreement by signing the acknowledgment where indicated below. Please note that this letter will not be binding upon Bank unless and until such time a fully executed copy of this letter is returned to the undersigned. This letter may be executed in one or more counterparts, all of which together shall be one and the same instrument.

Sincerely,

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:
Lisa Yowell, Vice President

2350 Lakeside Boulevard, Suite 310 — Richardson, TX 75082	Letter Agreement (Overline) / Version: 2012-2

December 28, 2012

AGREED TO AND APPROVED BY SELLER:

this ____ day of _______________, 20____

Reverse Mortgage Solutions, Inc., a Delaware

corporation

By:
Name:	H. Marc Helm
Title:	Chief Executive Officer

* * *

STATE OF	§
§
COUNTY OF	§

This document was acknowledged before me on the ____ day of __________________, 20___, by H. Marc Helm, Chief Executive Officer of Reverse Mortgage Solutions, Inc., a Delaware corporation, known to me to be the person who executed this document in the capacity and for the purposes therein stated.

Notary Public, State of

[NOTARY STAMP]

**No Guaranty Required Per Warehouse Credit Facility Approval**

2350 Lakeside Boulevard, Suite 310 — Richardson, TX 75082	Letter Agreement (Overline) / Version: 2012-2